1








             As filed with the Securities and Exchange Commission on
                                     , 2000
                                Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C., 20549
                      -------------------------------------
                       POWERNOMICS ENTERPRISE CORPORATION
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       POWERNOMICS ENTERPRISE CORPORATION
                 (Name of Small Business Issuer in its charter)

       Delaware                                             23-3023043
       --------                                             ----------
(State of Jurisdiction) (Primary Standard Industrial   (I.R.S.
                         Classification Code Number    Employee Identification
                                                       No.)

                       PowerNomics Enterprise Corporation
                         200 Highpoint Drive, Suite 215
                          Chalfont, Pennsylvania 18914
                                  (215)822-1561
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)


                                 W. Thomas Lomax
                         200 Highpoint Drive, Suite 215
                          Chalfont, Pennsylvania 18914
                                  215-822-1561
            --------------------------------------------------------
            (Name, address and telephone number of agent for service)

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                        Copies of all communications to:

                              Joel Schonfeld, Esq.
                            Andrea I. Weinstein, Esq.
                          Schonfeld & Weinstein, L.L.P.
                           63 Wall Street, Suite 1801
                            New York, New York 10005
                       (212) 344-1600/Fax: (212) 480-0717


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE


Title of Each      Amount Being   Proposed Maximum   Proposed     Amount of
Class of           Registered     Offering           Maximum      Registration
Securities                        Price per Share    Aggregate    Fee
                                                     Offering
                                                     Price (1)
--------------------------------------------------------------------------------
Common Stock,      4,000,000        $5.00            $20,000,000    $5,280
par value $.0001
per share

Total


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to 457.

Cross Reference Sheet
Showing the Location In Prospectus of
Information Required by items of Form SB-2


     Part I         Information Required in Prospectus      Item No.

      1.       Front of Registration Statement         Front of Registration
               and Outside Front Cover of              Statement and outside
               Prospectus                              front cover of Prospectus

     2.        Inside Front and Outside Back           Inside Front Cover Page
               Cover Pages of Prospectus               of Prospectus and
                                                       Outside Front cover Page
                                                       of Prospectus


     3.        Summary Information and Risk           Prospectus Summary;
               Factors                                High Risks Factors

     4.        Use of Proceeds                        Use of Proceeds

     5.        Determination of Offering Price        Prospectus Summary-
                                                      Determination of
                                                      Offering Price; High
                                                      Risk Factors

     6.         Dilution                              Dilution

     7.         Selling Security Holders              Not Applicable

     8.         Plan of Distribution                  Plan of
                                                      Distribution

     9.         Legal Proceedings                     Legal Proceedings

    10.         Directors, executive Officers,        Management
                Promoters and Control Persons

    11.         Security Ownership of Certain         Principal
                                                      Stockholders
                Beneficial Owners and Management

Part I        Information Required in Prospectus      Caption in Prospectus

     12.      Description of Securities               Description of
                                                      Securities

     13.      Interest of Named Experts and           Legal Opinions; Experts
              Counsel

     14.      Disclosure of Commission Position       Statement as to
              on Indemnification                      Indemnification for
                                                      Securities Act Liabilities

     15.      Organization Within Last                Management, Certain
              Five Years                              Transactions

     16.      Description of Business                Business


     17.      Management's Discussion and            Management's Discussion
              and Analysis or Plan of                and Analysis
              Operation

     18.      Description of Property                Property

     19.      Certain Relationships and Related      Not Applicable
              Transactions

     20.      Market for Common Stock and            Prospectus Summary
              Related Stockholder Matters            Market for Registrant's
                                                     Common Stock and Related
                                                     Stockholders Matters;
                                                     Shares Eligible for
                                                     Future Sale.

     21.       Executive Compensation                Executive Compensation

     22.       Financial Statements                  Financials Statements

     23.       Changes in and Disagreements          Not Applicable
               with Accountants on Accounting
               and Financial Disclosure

                     A MINIMUM OFFERING OF 400,000 SHARES OF
                     COMMON STOCK AND A MAXIMUM OFFERING OF
                        4,000,000 SHARES OF COMMON STOCK

                       POWERNOMICS ENTERPRISE CORPORATION

     PowerNomics Enterprise Corporation, a Delaware corporation ("PEC" "our," "we," or "us") is offering a minimum of 400,000 and a maximum of 4,000,000 shares of common stock, $.0001 par value. Prior to this offering, there has been no public market for the securities, and there can be no assurance that such a market will develop or be sustained. Pending the sale of the minimum offering, all subscription proceeds shall be deposited in a non-interest bearing escrow account at Chase Manhattan Bank. If the minimum offering is not subscribed by the close of business on the date ninety (90) days from the date hereof or an additional sixty (60) days thereafter if extended by PEC, all proceeds received from subscribers will be promptly refunded in full without deduction therefrom or interest thereon.

         We urge you to read the "Risk Factors" section beginning on page _____ along with this prospectus before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                           Per Share            Total             Total
                                                Minimum           Maximum
                                                Offering          Offering
   Initial public
   offering price            $   5.00           $2,000,000        $20,000,000
   Underwriting discounts
   and commissions           $    .50           $  200,000        $ 2,000,000
   Proceeds                  $   4.50           $1,800,000        $18,000,000


The shares are being offered by PEC. However, we retain the right to employ various registered broker/dealers to sell a portion of this offering. No broker/dealer shall sell more than 10% of the total offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                           PowerNomics Enterprise Corporation

     The date of this prospectus is                     .
                                    --------------------

         This offering will terminate on ______________, but may be extended for an additional sixty days at PEC's option.

TABLE OF CONTENTS
                                             PAGE

Prospectus Summary

Risks Factors

Use of Proceeds

Capitalization

Dilution

Management's Discussion and Analysis of Financial Condition

Business

Management

Principal Shareholders

Description of Securities

Shares Eligible for Future Sale

Underwriting

Legal Matters

Experts

Index to Financial Statements

                     POWERNOMICS ENTERPRISE CORPORATION

     PEC is a development stage company which intends to engage in the business of aquaculture through the use of patented technology. PEC intends to propagate, cultivate and market certain fish and seafood in a controlled environment. PEC has entered into an agreement to purchase an existing aquaculture facility located in Hurlock, Maryland. PEC intends to build additional facilities in urban areas throughout the United States. Our next two additional facilities will be located in Inglewood, California and Detroit, Michigan.

     The principal executive offices of PowerNomics are located at 200 Highpoint Drive, Suite 215, Chalfont, Pennsylvania 18914. Our phone number is
(215)822-1561.

                               PROSPECTUS SUMMARY

                                  The Offering


Securities Offered                       400,000 shares of common stock in the
                                         minimum offering.

Securities Offered                       4,000,000 shares of common stock in the
                                         maximum offering.


Shares of common stock
Outstanding before offering              10,000,000

Shares of common stock
outstanding after minimum offering       10,400,000

Shares of common stock
outstanding after maximum offering       14,000,000
----------

Risk Factors

     The securities offered hereby are highly speculative and involve a high degree of risk. Carefully review and consider the factors set forth under "Risk Factors" as well as all other information contained herein.

Use of Proceeds

     The net proceeds from this offering, estimated to be approximately $1,800,000 in the minimum offering and $18,000,000 in the maximum offering, will be used to acquire an existing aquaculture facility in Hurlock, Maryland, to develop additional aquaculture facilities, develop sales and marketing activity, and for working capital and general corporate purposes. For more information, please refer to "Use of Proceeds" on page .

                               RISK FACTORS


We have limited operating history; we anticipate future losses.

     PEC was incorporated on November 18, 1999 pursuant to the laws of the State of Delaware. To date, PEC has generated no revenues. Since incorporating, we have devoted our efforts to acquire certain aquaculture technology and a site for our premier aquaculture plant.

     As of April 30, 2000, PEC had a net operating loss of $21,546, and we anticipate that we will incur net losses in the foreseeable future. The extent of these losses will be dependent, in part, on our ability to acquire and build aquaculture plants, generate sales revenues, and to offer products at competitive prices. We expect our operating expenses to increase over the next twelve months, especially in the areas of sales and marketing and promotion, and, as a result, we will need to commence operations and generate revenue, and to offer products at competitive prices if profitability is to be achieved.

We depend on key personnel, the loss of whom could have a material adverse effect on our business.

     Our success will be substantially dependent on the performance of our executive officers, Dr. Claud Anderson (President), W. Thomas Lomax (Secretary and Vice-President), as well as Richard Sheriff, Manager of National Operations, and on the marketing and aquaculture personnel we intend to hire. The loss of the services of any of our executive officers could have a material adverse effect on our business, results of operations and financial condition. Competition for senior management, experienced sales and marketing personnel, qualified aquaculture engineers and other employees is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Our failure to successfully manage our personnel requirements would have a material adverse effect on our business, results of operations and financial operations and financial condition. We have entered into an employment agreement with Richard Sheriff.

The share price has been arbitrarily determined; resale may be difficult.

              Prior to this offering, there has been no public market for our common stock or other securities. The initial offering price has been arbitrarily determined by PEC, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. When purchasing the shares in this offering, investors should consider the lack of operating history of PEC, the proceeds to be raised by the offering, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders, our relative requirements, and the current market conditions in the over-the-counter market. There can be no assurance that an active trading market for the common stock will develop, or be sustained if developed following the closing of the offering.

Shares eligible for future sale.

      Upon completion of the maximum offering, PEC will have outstanding 14,000,000 shares of common stock. Of the 14,000,000 issued and outstanding shares of our common stock, approximately 10,000,000 shares may be deemed "restricted shares." The restricted shares were issued by PEC in private transactions in reliance upon one or more exemptions contained in the Securities Act of 1933. Restricted securities may, in the future, be sold in compliance with Rule 144 under the Securities Act.

     Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to 1% of our outstanding common stock every three months. A person who is a "non-affiliate" of PEC and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the rule are met. Possible or actual sales of our common stock by certain of our present stockholders under Rule 144 may, in the future, have a depressive effect on the price of our common stock in any market which may develop for such shares. Such shares would be eligible for sale within one year under Rule 144, subject to certain volume restrictions and other conditions imposed thereby, commencing in February 2001.

Our management will have broad discretion to allocate offering proceeds.

     Although PEC has generally provided for the use of the proceeds from this offering, as of the date of this prospectus, we cannot specify with certainty the amount of the net proceeds of the offering which will be allocated for each purpose. Accordingly, PEC's management will have broad discretion in the application of the net proceeds. Holders of PEC securities may not agree with our allocation of the proceeds of this offering.

We may need, and may be unable to obtain, additional financing.

     We anticipate that if this entire offering is sold we will have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 12 months. After 12 months we may need to raise additional funds through a private or public offering of our securities in order to fund our operations while we build our revenue base. If we raise additional funds through the issuance of equity or convertible debt securities, the new holders may have preferences or privileges senior to those of the rights of PEC's securities. There can be no assurance that additional capital will be available or available on acceptable terms. PEC may not be able to fund its future operations, promote our products as we desire, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on our business, results of operations and financial condition.

   Inside shareholders will continue to control PEC after this offering.

     Prior to this offering, inside shareholders, including management of PEC, owned 100% of outstanding PEC common stock. If the maximum offering is sold, inside shareholders will own 71.4%, and if only the minimum offering is sold, insiders will own 96.2% of the outstanding PEC common stock. As a result, these insiders will continue to control the company, and will continue to be able to elect all of PEC's directors, appoint its officers and control PEC's affairs and operations. PEC's articles of incorporation do not provide for cumulative voting.

         Best Effort Offering

     Under the terms of the offering, PEC is offering common stock on a "best efforts, all or nothing" basis as to the first 400,000 shares and "best efforts" as to the additional 3,600,000 shares. Therefore, no commitment exists by anyone to purchase all or any part of the shares offered hereby. Consequently, there is no assurance that the minimum offering will be sold, and subscribers' funds may be escrowed for as long as 150 days and then returned without interest thereon or deduction therefrom, in the event the minimum offering is not sold within the offering period. Investors, therefore, will not have the use of any funds paid for the purchase of PEC common stock during the subscription period. In the event PEC is unable to sell the minimum offering within the offering period or the extended offering period if the offering period is extended, the offering will be withdrawn.

         Dilution and Possible Future Dilution

This offering involves immediate substantial dilution from the offering price. Subsequent to this offering, the net tangible book value of the company's common stock offered hereby will be substantially less than the price at which we are offering the common stock to investors. If the maximum number of shares is sold, the net tangible book value of PEC's shares will be $17,905,454. Accordingly, investors will sustain an immediate dilution of their investment of $1.28 per share.



         Competition

         PEC is subject to intense competition from other companies engaged in the production and sales of seafood. Most of these companies have substantially greater financial, marketing and other resources that PEC. Many of PEC's competitors will have brand names better known than PEC's "EverFresh" brand.

         Risk of Products Liability

         PEC is engaged in a business which could expose it to possible claims for injury resulting from the contamination of its products. PEC has product liability and general liability insurance which it considers adequate. There can, however, be no assurance that claims will not arise in the future or that PEC will be able to maintain an adequate level of insurance coverage. In the event of such claims, PEC may be forced to expend sums of money in its defense which could materially effect PEC.


                                 USE OF PROCEEDS
The net proceeds that we will receive from the sale of the minimum offering are estimated to be are $1,800,000 and the maximum offering net proceeds are estimated to be $18,000,000, after deducting estimated offering expenses.

We intend to apply these net proceeds as follows:


                                            Minimum Offering   Maximum Offering

Sales and Marketing                          $   200,000       $   500,000

Purchase of Aquaculture
facility located in Hurlock,
Maryland                                     $   500,000(1)    $   900,000

Building Expenses of facility
in Detroit, Michigan                         $         0       $ 4,000,000

Building of facility in
Inglewood, California                        $   600,000(1)    $ 4,000,000

Equipment                                    $   200,000       $ 6,000,000

Working Capital (including                   $   100,000       $ 1,600,000
rent, payroll and office express)

Ponds                                        $   200,000       $ 1,000,000


Total                                        $ 1,800,000       $18,000,000

(1) The remaining purchase/development costs will be paid with debt.

                                 CAPITALIZATION



CAPITALIZATION


The following tables sets forth the capitalization at April 30, 2000 on an actual basis and as adjusted to give effect to the sale of 400,000 shares of common stock at an initial public offering price of $5.00 per share and receipt of the net proceeds. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.






                                    Actual            As Adjusted
                                  (audited)           (unaudited)


Tota Debt                        $   207,987         $   207,987


Stockholder's Equity                   1,000               1,040
Common Stock, $.0001 par
value, 50,000,000 shares
authorized, 10,000,000
shares issued and
outstanding; 10,400,000
shares issued and
outstanding as adjusted

Paid-in Capital                        1,000           2,000,960

Accumulated Deficit                  (21,546)            (21,546)

Total Shareholder's (Deficit)
Equity                               (19,546)          1,980,454

Total Capitalization
                                     188,841           2,188,441

DILUTION

At April 30, 2000, PEC had a negative net tangible book value of ($94,546) or approximately ($.01) per share of common stock. Net tangible book value per share is equal to PEC's tangible assets less its total liabilities, divided by the number of shares of common stock outstanding on such date. After giving effect to the sale of 400,000 shares of common stock and the receipt of estimated net proceeds, assuming an initial offering price of $5.00, the proforma net tangible book value at April 30, 2000 would have been $1,705,454 or $.18 per share of common stock.

This represents an immediate increase in net tangible book value of $.17 per share of common stock to the existing shareholders an immediate dilution of $4.84 share of common stock to new investors.

The following table illustrates the per share dilution:

     Assumed initial offering price                                      $5.00
     Net tangible book value per share before offering                  ($ .01)
     Increase per share attributable to new investors in this offering   $ .17
     Net tangible book value after offering                              $ .16
     Dilution per share to new investors                                 $4.84

The following table sets forth on a proforma basis as of April 30, 2000 including the offering.



                 Shares
                 purchased
                 Number       %         Total
                                        consideration
                                        Amount       %      Average Price
                                                            Per Share


Existing
Shareholders   10,000,000    96.2%  $    2,000        .1%      .0002


New
Investors        400,000      3.8%  $2,000,000      99.9%     $ 5.00
minimum

Total         10,400,000      100%  $2,002,000

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION

         The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition for the five months ended April 30, 2000. The following discussion should be read in conjunction with the Financial Statements and related Notes appearing elsewhere in this prospectus.

Overview

         PEC is a company formed to engage in the business of aquaculture. Aquaculture is a form of agriculture that involves the propagation, cultivation, and marketing of aquatic animals and plants in a controlled environment. PEC intends to produce fish and seafood in indoor facilities.

     Since incorporating on November 18, 1999, we have devoted substantially all of our resources to raising our initial capitalization, negotiating the purchase of potential aquaculture technology, and the pending purchase of an existing aquaculture facility located in Hurlock, Maryland. From inception through April 30, 2000 we raised total equity capital of $2,000 and accrued debts of $207,987. We have not yet begun to receive revenues from sales. We expect to operate at a loss for the first six to twelve months following the commencement of sales as we incur increasing levels of expense to support growth, and as the first fish fingerlings reach maturity (approximately six to twelve months).

     We believe that an initial operating loss will not be indicative of future performance for the following reasons, among others:

          The receipt of the proceeds of this offering and their use to fund our anticipated growth will materially change expense levels and are expected to support substantial increases in the volume of Sales.

          We anticipate rapid increases in the volume of sales.

     Although we expect substantial growth in both revenues and expenses, we anticipate that increases in expenses will occur more rapidly than corresponding increases in revenues. Also, while we are committed, at least in the short term, to substantial increases in expenses, we cannot guarantee that revenues will increase correspondingly. We expect that for the next year, we will follow a strategy of establishing market share by making expenditures for marketing and infrastructure development that may exceed current revenues.

     Results of Operations. For the five months ended April 30, 2000, we had $0 in revenues, and incurred total expenses of $21,546. Expenses consisted of professional fees, payroll, related obligations, and accounts payable.

     Liquidity and Capital Resources.   We have funded our operations
primarily through the sale of common stock and a $142,000 loan from Kemet Investments Ltd. Partnership, a shareholder of PEC. This loan was initially non-interest bearing and due on demand. On May 9, 2000 a formal line of credit agreement was entered into between PEC and Kemet, with the following terms:
Credit available of $500,000; 10% fixed rate interest, payable quarterly, maturing May 1, 2005; and secured by substantially all of the assets of PEC. The $142,000 loan was transferred to the line of credit on May 9, 2000. From inception through April 30, 2000, we raised $2,000 from sales of common stock for cash. As of April 30, 2000, we had a total of $142,000 of outstanding notes payable and $65,987 of other obligations. Cash and cash equivalents are $100,051. We have described the effect of this offering on our capital resources and our anticipated uses of those resources under "Use of Proceeds" on page
________.

                                    BUSINESS

         The discussion in this prospectus contains certain forward-looking statements. The outcome of events described in such forward-looking statements is subject to risks and uncertainties. PEC's actual results may differ materially from those discussed in such forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," "Management's Discussion and Analysis" and "Business" as well as those discussed elsewhere in this Prospectus.

         PEC intends to build, own and operate indoor fish growth facilities within distressed urban areas under the brand name of "EverFresh" seafood. PEC's goal is to develop facilities which offer home-grown live, whole-on-ice fin fish, and frozen seafood products to urban markets. PEC intends that each location will have the ability to raise, process, warehouse and distribute its products to both wholesalers and retailers. PEC seeks to utilize existing patented recirculating indoor fish tank technology that organically grows various breeds of fish from fingerlings (fish the size of a finger) to market size in six to twelve months.

         PEC seeks to capitalize on substantial market opportunities by exploiting technological advantages that are unique to its system of aquaculture. The controlled environment of the recirculating system permits fish to be grown and sold on a year-round basis regardless of external conditions. Production factors such as temperature, water quality, and fish health can be checked daily, and modified with minimal effort, if necessary, to maintain ideal growth rates. PEC believes the operating costs of PEC's indoor aquaculture will be competitive with conventional farm operations and other seafood suppliers. PEC believes higher energy and investment costs that are needed to build and maintain indoor facilities will be offset by higher production capacity, predictable supplies and expenses, lower mortality rates, and the enhancement of cash-flow resulting from year round seafood production.

     PEC seeks to focus sales on the African American and Asian American communities, as both of these groups statistically consume a large amount of seafood. The company intends to sell live fish to the African American and Asian-American market, whole fish on ice to processing plants and fileted frozen fish to stores and restaurants. The key strategy for PEC's penetration of various fish markets is based on generating orders prior to raising the fish in order to lock in sales and mitigate the uncertainty associated with perishable inventories.

         PEC's five year strategy is to build and acquire existing and/or new aquaculture plants in the following target locations: Hurlock, Maryland, Inglewood, California, and Detroit, Michigan. PEC expects that each of the new plants will have approximately 120 indoor recirculating tanks. Richard Sheriff, the designer, builder and owner of patented indoor recirculating technology, has entered into an employment agreement with PEC pursuant to which he will build indoor tanks exclusively for PEC. Mr. Sheriff has entered into a license agreement with PEC pursuant to which PEC has the exclusive use of his patented technology. PEC intends to utilize this patented technology at all of its future locations. PEC has entered into an agreement with Mr. Sheriff and his partners, the current owners of an existing aquaculture facility located in Hurlock, Maryland to purchase such facility for a total purchase price of $950,000. On May 1, 2000, PEC made a deposit of $95,000 to purchase the Hurlock, Maryland plant. PEC has until the earlier of December 31, 2000 or six months from the effective date of this offering to pay the balance of the purchase price. PEC took possession of the Hurlock facility on May 1, 2000. In the event PEC is unable to remit the balance of the purchase price by December 31, 2000 or six months from the effect date of this offering, PEC shall vacate the premises. PEC intends to expand that facility from 13 tanks to 50 tanks. The Hurlock facility has the capacity to produce 250,000 pounds of fish annually. PEC estimates that all three plants will have the ability to produce a total of 3,000,000 pounds of fish annually.

         HURLOCK, MARYLAND
         -----------------

         PEC has entered into an agreement with the owners of an existing aquaculture facility located in Hurlock, Maryland to purchase such facility. According to the terms of this agreement, PEC took possession of the Hurlock facility on May 1, 2000 upon payment of $95,000 (10% of the total purchase price). In the event PEC does not pay the balance of the purchase price by the earlier of December 31, 2000 or six months from the effective date of this offering, the facility shall revert to its former owners and PEC shall vacate the premises. One of the owners of this facility was Richard Sheriff, PEC's Manager of National Operations. This facility currently consists of a 10,000 square foot building and thirteen tanks. PEC intends to expand the building to 50,000 square feet and purchase an additional 37 tanks. PEC believes these 50 tanks could produce approximately 750,000 pounds of fin fish annually. PEC also intends to purchase 100 acres of nearby farm land and convert it into between 35 and 40 fingerling ponds, in which PEC could raise several different species of fish. PEC believes that these fingerling ponds will produce fingerlings in excess of those intended to be produced at the Hurlock facility. It therefore intends to supply its other future facilities with fingerlings raised in these ponds.

         The Hurlock facility currently has the capacity to produce approximately 250,000 pounds of fish annually. It has entered into contracts with two seafood processing plants in Ontario, Canada for the sale of all of the fish we can produce.

                  INGLEWOOD, CALIFORNIA
                  ---------------------

         PEC intends to locate its second aquaculture facility in Inglewood, California. PEC has located a three and half acre site on which it intends to build an aquaculture facility, which facility would house a processing plant for fileting, breading and packaging fish and other seafood for fresh and frozen food markets, as well as a small retail fish outlet and restaurant for walk-in customers. In October, 1999, Dr. Claud Anderson, President of PEC, entered into an Exclusive Negotiation Agreement with the Inglewood Redevelopment Agency for development of a site located within the Century Redevelopment Project Area. On October 18, 1999, the Inglewood Redevelopment Agency extended the Exclusive Negotiation Agreement until January 7, 2000. The company believes this site will still be available by the time PEC has completed its preliminary site development plans.

         On February 22, 2000, PEC entered into a contract with Terry Hayes and Associates to conduct an Environmental Impact study for the proposed Inglewood facility. The results of this study have been submitted to the City of Inglewood for its approval.

         On March 23, 2000, PEC retained RAW International to prepare a Site Development Plan for the proposed location for the Inglewood facility. PEC has completed and submitted land disposition agreements with the City of Inglewood. Additionally, PEC has compiled and submitted loan applications with several banks to assist in funding the proposed facility.

         DETROIT, MICHIGAN
         -----------------

     PEC intends to locate its third aquaculture facility in Detroit, Michigan. Since February 2000, officers of PEC have been meeting with municipal administrators to survey available land for the construction of an aquaculture plant in the Detroit Metropolitan Area.

         On May 1, 2000 PEC sent a letter to the Mayor and City Administrator of Detroit, expressing an interest in purchasing a particular site for our third facility. PEC plans to build a facility identical to its proposed Inglewood facility with processing and cold storage capacity for producing a variety of seafood. Such facility would have the capacity to produce approximately one million pounds of seafood annually. PEC believes the location of the Detroit facility would attract seafood buyers and processors from across the Canadian border.

Products

         PEC intends to grow and sell seafood which is raised under hygienic, environmentally controlled conditions. These fish will be raised in accordance with Hazard Analysis Critical Control Point (HACCP) standards. We expect that our EverFresh Seafood will be more sanitary than the millions of pounds of uninspected fish that enters the country and wild catches that have infestations.

         Based on the company's research, PEC has begun to raise four different species of fin fish at the Hurlock facility. These species include Tilapia, Yellow Perch, Blue Gill and Striped Bass. As the requests and demand changes, the company will change and grow other types of fish in the tanks.

Competition

         PEC's direct competition will be other indoor, fish raising facilities. PEC believes that there are several other indoor seafood factories which use the same method that PEC will use. One is in South Central Pennsylvania, and one in Ohio. There are currently approximately 85 tanks in the U.S. which utilize this technology. PEC believes other indoor tanks used to raise fish are not as state of the art as the tanks which PEC will use. The advantage the company will have is that if there is a problem in one of the tanks, it is contained to the fish in that tank. With some of the competitors, if there is a problem in one of their tanks, all of the tanks and fish are affected. PEC's indirect competition will be fish farms and imports. However, the fish farms run the risk of extinction, due to environmental hazards, such as pollution and over fishing. Any seafood that is imported is inherently in danger, in that the fish is not as fresh by the time it reaches state side.

 Positioning

         It is our intention to position PEC in the marketplace as a company that grows and sells some of the safest and freshest seafood in America. The company hopes it will gain a competitive advantage in the marketplace by having a wide variety of seafood to sell. PEC expects to be able to raise almost any kind of seafood and change what is being raised in the tanks, based on demand. Most of PEC's competition does not have this ability.

         The recirculating technology, which the company will use, provides for operating conditions where careful monitoring can be accomplished to ensure optimum production conditions and a high quality product. Temperature, water quality, fish health and other production factors can be checked daily and changed as necessary, to increase growth rates and reduce mortality. This technology also simplifies harvesting and allows for year round production.

         We believe that our fish and seafood factories could reduce the biological stress which wild catches, over-fishing and environmental pollution are having on our seafood resources. Most fish that are caught in the wild have worms and gill viruses from living in polluted ocean and seawater. While many fishing communities are closing down all around this nation, approximately 70 percent of all seafood being consumed in America is being raised in fish farms located in South America, Asia, or other third world nations. Fish farms are economically sound because they have low labor costs and unrestricted access to American markets with practically no health inspection regulations. But, from a biological perspective, they are not very efficient. They consume large quantities of water and are vulnerable to diseases from bird droppings and other pollutants.

Pricing

         Our product will be priced competitively, within the seafood industry. The added value is established when the customers look at the quality of the fish. PEC will be selling healthier fish, raised in a controlled environment. Below is a table based on current industry prices:

                                TYPE          PRICE/POUND
                                ----          -----------

                             Tilapia           $     3.00
                             Striped Bass      $     5.50
                             Yellow Perch      $     2.75
                             Blue Gill         $     1.75

Customers

         PEC intends to have several primary customers.

--       Live Tilapia Fish Market

PEC believes there is a large unfulfilled demand for live Tilapia within the Asian American market.

--       Fish processors

PEC intends to service the demand of others processors, by providing them with whole fish on ice. We have open agreements with two major seafood processors in Ontario, Canada, who have expressed interest in purchasing as much fish as we can produce.

--       Stores and Restaurant

PEC intends to service stores, restaurants and institutions with fresh and frozen seafood product. PEC has already commenced discussions with different restaurants and supermarkets in California.

Aquaculture Industry

         Of the worldwide population of 6 billion people, over 1 billion rely on fish as their main source of protein. Demand for food fish can be expected to rise proportionately to the growth in the earth's population, which is projected to increase by 3.2 billion people in the next fifty years.

         According to the North Central Regional Aquaculture Centers, aquaculture products can be an answer to the growing problem of world dietary animal protein shortages. Fish converts feed into flesh approximately two times more efficiently than chickens and five times more efficiently that beef cattle. Feed conversion rates of fish are higher than other common commercial livestock because

--   Fish can utilize foods that are are less useable by most land animals;
--   Fish require less energy from their foods; and
-- Fish can use an entire pond, top to bottom, for living space, while terrestrial animals are confined to the ground.

         Dramatic increases in fish demand are outstripping available and future fish stocks. According to the United Nations Food and Agriculture Organization, 16% of the world's fisheries are over fished, another 6% are depleted, and a remarkable 44% are "fully exploited." In addition to the problem of over fishing, industrial pollution and run-off will further shrink the amount of available freshwater that can be used to grow food fish. The environmental and pollution issues which fish farms face coupled with the increasing demand for seafood positions PEC to take advantage of these trends within the industry. PEC intends to address this demand through vertical integration; the company will raise the fish, process the fish, store, freeze and distribute the fish. The indoor recirculating technology that PEC intends to employ will yield a higher quality product than that found in outdoor aquaculture systems.

     In the United States the seafood industry generates approximately $46 billion annually. However, of all the seafood consumed in the United States, less that 10% is harvested in the United States. Although the U.S. has the largest per capita consumption (16 pounds) of seafood and has more than doubled its own fish farm productions in the last 15 years, it still produces only 1% of the world's seafood. This has caused a $6 billion trade deficit in the United States. This deficit and the nation's consumer demands can only be met if aquaculture production doubles. To this end, the U.S. Department of Commerce recently announced a new policy to boost aquaculture. They propose to (1) increase the value of aquaculture production from nearly $900 million to $5 billion a year; (2) increase jobs in aquaculture from 180,000 to 600,000; (3) develop aquaculture technologies and methods to improve production and safeguard the environment; and (4) increase annual exports of United States aquaculture goods and services from $500,000 to $2.5 billion.

         The Executive Summary of the Joint Subcommittee on Aquaculture (JSA)has stated that development of the U.S. aquaculture industry has great potential for immediate and long term benefit to the nation. Global demand for seafood is projected to increase 70% in the next 30 years, while harvests from traditional fisheries are stable or declining. A consensus is growing that a dramatic increase in aquaculture is needed to supply future seafood needs.

     The American aquaculture industry is comprised of fish farms throughout the country. The fish that does not come from American fish farms are imported. Our intended seafood factories will move aquaculture from Third world nations and the rural areas of America, into urban areas. At the same time it allows African-Americans to participate in an industry, where they are heavy consumers. Noted fish culture specialists have stated that seafood can answer the growing problem of world dietary animal shortages. Fish convert feed into flesh about two times more efficiently than chickens and five to ten times more efficiently than beef cattle. Feed conversion rates of fish are higher than other common commercial livestock because: (a) a fish can utilize foods that are less usable by most animals, and (b) they require less energy from their foods.

         In the United States, market outlets such as restaurants, supermarkets, hotels, and fresh fish markets, are increasingly purchasing and marketing quantities of seafood products to satisfy market demands.

         According to the October 1998 issue of Seafood Business Magazine, beginning with the year 2000, there will be a world wide shortage of 20 million tons of seafood annually, and by the year 2010, there will be a 40 million ton shortage. Although approximately 43 percent of the worlds remaining seafood is around America, the United States' fisheries and fish farms cannot supply the demand. Further, the U.S. is losing most of our fisheries because of over-fishing and the undercutting of prices by fish farms located in South America and other third world nations. Nearly 73 percent of the United States seafood is coming in from fish farms outside of the United States. California is importing approximately 94 percent of its seafood. We believe our proposed seafood factories will help meet the increasing demands, as well as provide safe, healthy seafood that will be produced in this nation's distressed urban cities.

         Consumer demand for fish and seafood is escalating around the world. Health conscious people know fish and seafood is healthier than any other meat. Some species can even reduce the possibilities of heart diseases and other dietary related health problems. As a result of these demands, the world seafood trade is estimated at $100 billion annually, with the United States being the main market. The United States has an annual seafood capita consumption rate of 16 pounds and climbing. On average, seafood consumption will increase in the United States each year by no less than 250,000 tons, or a total of one-half of billion pounds per year.

         A recent article, published in The Atlantic Monthly calls fish farming a rapidly emerging industry stating that within the next fifty years, fish farming may change us from hunters and gatherers on the seas into marine pastoralists.

Production Process

         PEC intends to raise, grow, and sell seafood. The company intends to produce between 1,500,000 and 2,000,000 fish, per factory and grow them to market size in approximately six months in a controlled sanitary environment.

  Plant Locations

         PEC intends to place its facilities in urban communities in an attempt to begin making strides toward revitalizing these areas. PEC believes such areas will provide it with a large pool of potential employees, while bringing to such areas, a source of economic growth. In addition to generating revenue, PEC's goal is to create employment opportunities and ownership opportunities for people who have not been given many opportunities.

     Employees

     As of April 30, 2000, PEC had two full time employees whose salaries are being deferred until the company achieves certain revenues and two part time employees/consultants. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified personnel, for whom competition is intense. From time to time, we also employ independent contractors to support our research and development, marketing, sales and support and administrative organization. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

     Facilities

     Our headquarters are currently located in Chalfont, Pennsylvania. We are currently sharing the offices of the Lomax Companies, of which Dr. Walter Lomax, Chairman of PEC and W. Thomas Lomax, Vice President and Secretary of PEC, are principals, at no cost to the company.

                            MANAGEMENT

         EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and key employees of PEC and their respective ages as of April 30, 2000, are as follows:

     Name                         Age                  Position

     Walter P. Lomax, Jr.,M.D.     67        Chairman of the Board
     Claud Anderson, Ed.D.         64        President, Director
     W. Thomas Lomax               39        Vice President, Secretary,
                                             Treasurer, Director
     Paige S. Anderson             31        Vice President, Director
     Richard Sheriff               43        Manager of National- Operations
     Michael D. Traina             29        Director


WALTER P. LOMAX, JR., M.D., has been Chairman of the Board of Directors of PEC since November 18, 1999. Dr. Lomax was a practicing physician from 1958 to 1990, during which time he grew his solo practice to six medical centers and twenty two physicians throughout Philadelphia. Since 1990 he has founded or co-founded several other companies. Since 1990 he has served as chairman of the Lomax Companies, a health care management company, and vice-chairman of AmeriChoice Corporation, a healthcare management organization. Dr. Lomax is also the father of W. Thomas Lomax an officer and director for PEC.

CLAUD ANDERSON, ED.D., has been president and a director of PEC since incorporation. Since 1998, Anderson has been President of PowerNomics Corporation of America, a consulting company. Since 1995, he has worked as a political and economic consultant. Dr. Anderson is the author of three books on economics, politics and the African American community. He received his Bachelor of Science and Ed.D from Wayne State University. Dr. Anderson is the father of Paige S. Anderson, a director of PEC.

W. THOMAS LOMAX, has been Vice-President, Treasurer, Secretary, and a director of PEC since November 18, 1999. Since 1994, he has served as Chief Financial officer of Lomax Health Services, Inc., a healthcare management company located in Chalfont, Pennsylvania. Mr. Lomax received his Bachelor of Science from Delaware Valley College, and his Masters' in Business Administration from La Salle University. Mr. Lomax is the son of Walter P. Lomax, Jr., M.D., PEC's chairman of the Board of Directors.

PAIGE S. ANDERSON, has been a Vice President and director of PEC since November 18, 1999. Ms. Anderson has been an associate attorney with Alein, Grup, Strauss, Harer and Felo since 1997. From 1993-1997 she was an associate attorney with Brian Cave, L.L.P. Ms. Anderson received her Bachelor of Arts from Brown University, and her Juris Doctor from Harvard Law School. Ms. Anderson is the daughter of Claud Anderson, President and a director of PEC.

RICHARD SHERIFF, has been Manager of National Operations for PEC since November 18, 1999. Since 1997, he has been an owner of Del Marva Fisheries in Hurlock, Maryland. Since 1997, he has served as President of Opposing Flows Technology, a fabricator of commercial size aquaculture tank systems. From 1989 to 1997, he was owner and vice president of GMS, a mechanical contractor servicing accounts in the Baltimore and Washington areas. Mr. Sheriff received his B.S. in Mechanical Engineering from the University of Maryland.

MICHAEL D. TRAINA, has been a director of PEC since November 18, 1999. Mr. Traina was a Bond Salesman for Salomon Brothers from 1994 to 1996. From 1996 to 1997 he served as Chief Executive Officer of Vicen Corp., a mail order vitamin company. From 1999 to 2000, he served as Chief Executive Officer of Correctional Healthcare Solutions, Inc. and he has been Chief Executive Officer of Foster America, a company involved in privatizing foster care throughout the country.

Executive compensation

Directors' compensation

  Directors will be reimbursed for the expenses they actually incur in attending board meetings. Directors will not be paid a fee for their service or attendance at board meetings. To date, directors have received no compensation.

Executive officers' compensation

     Dr. Claud Anderson, our President, shall receive an annual salary of $150,000, W. Thomas Lomax, our Vice President and Secretary, shall receive a salary of $125,000 per year, and Richard Sheriff, our Manager of National Operations - Operations, shall receive an annual salary of 50,000. To date, none of the officers has received a salary.

OFFICER                    YEAR                               SALARY
-------                    ----                               ------

Claud Anderson,            1999                               N/A
President                  2000                               N/A

W. Thomas Lomax            1999                               N/A
                           2000                               N/A


                             Principal stockholders

  The following table sets forth certain information known to PEC with respect to beneficial ownership of PEC's common stock as of April 30, 2000, and as adjusted for the sale of the securities offered by this prospectus, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

            more than 5% of the outstanding shares of our common stock; each of our officers and directors; and all of our officers and directors as a group.

  Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them.

                      Number of
Name and Address Of   Shares      %Beneficially Owned   %Beneficially Owned
                                                         After
Beneficial Owner  Beneficially Owned Before Offering(3)  Maximum
                                Offering Offering

Kemet Investment           4,900,000                 49%                   35%
Limited Partnership(1)

Claud Anderson, Ed.D.      4,900,000                 49%                   35%
Revocable Trust(2)

Paige S. Anderson (2)      0                         0%                    0

Michael Traina             0                         0%                    0

Richard L. Sheriff         200,000                   2%                    1.4%
All Officers and
Directors as a
Group
(4 persons)              10,000,000                100%                   71.4%

------------------


(1) Dr. Walter Lomax and W. Thomas Lomax are both partners in the Kemet Investment Limited Partnership. Dr. Lomax is Chairman of the Board of Directors of PEC. W. Thomas Lomax is Vice President, Secretary and a director of PEC.

(2) Dr. Claud Anderson is the principal of Claud Anderson, Ed.D Revocable Trust. Paige S. Anderson is Dr. Claud Anderson's daughter.


                            DESCRIPTION OF SECURITIES

  As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock.

Common Stock

  As of April 30, 2000, there were 10,000,000 shares of common stock outstanding held of record by three shareholders. There will be 14,000,000 shares of common stock outstanding after giving effect to the sale of 4,000,000 we are offering in the maximum offering.

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

Transfer Agent and Agent

 Continental Stock Transfer, New York, New York, will serve as the Transfer Agent for the common stock.

Determination of Offering Price

     The offering price of the common stock will be arbitrarily determined by PEC. This price bears no relation to our assets, book value, or any other customary investment criteria, including our prior operating history. Among factors we considered in determining the offering price were estimates of PEC's business potential, our financial resources, the amount of equity and control desired to be retained by the present shareholders, the amount of dilution to public investors and the general condition of the securities markets.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no market for PEC's securities. Future sales of substantial amounts of common stock or warrants in the public market could adversely affect market prices prevailing from time to time.

     Upon completion of the maximum offering, PEC will have outstanding an aggregate of 14,000,000 shares of common stock. 4,000,000 of these shares will be freely tradable without restriction or further registration under the Securities Act (except for any shares purchased by "affiliates," as that term defined in Rule 144 under the Securities Act). The remaining 10,000,000 shares are shares of restricted stock, as that term is defined in Rule 144 promulgated under the Securities Act. Restricted stock may be sold in public market only if registered or if it qualifies for an exemption from registration is available.

     Pursuant to the provisions of Rule 144 (including Rule 144(k)), the shares of restricted stock would be available for sale in the public market as follows:
140,000 restricted shares would be eligible for sale under Rule 144 upon expiration of the two year holding period applicable to restricted stock held by affiliates, which expires on February 28, 2002.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of share of common stock then outstanding (which will equal approximately 140,000 shares immediately after this offering); or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about PEC. Under Rule 144(k), a person who is not deemed to have been an Affiliate of PEC at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except for an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for PEC by its counsel, Schonfeld & Weinstein, L.L.P., New York, New York.

                                     EXPERTS


         The balance sheet of Powernomics Enterprise Corporation as of April 30, 2000 and the related statements of operations, stockholders' equity and cash flows for the initial period from November 18, 1999 through April 30, 2000 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Ahearn, Jasco + Company, P.A., independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS


         The financial statements and other financial information appearing in this prospectus were prepared by the management of the company, which is responsible for the integrity and objectivity of this information. The financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and therefore include amounts that are based on information, judgments and management's best estimates.

         Management of the company maintains a system of internal accounting controls and procedures, which management believes is adequate under the circumstances. The system is intended to provide reasonable assurance, in relation to reasonable cost, that transactions are executed in accordance with management's authorization, are recorded properly and accurately, and that accountability for assets is maintained. These controls are supported by management's commitment to the integrity of the system.

         The company's financial statements for the initial period ended April 30, 2000 have been audited by Ahearn, Jasco + Company, P.A., independent certified public accountants, to the extent required by generally accepted auditing standards. The role of the auditor is to form an independent judgment as to the fairness with which the statements present the financial condition of the company and the results of its operations. While the independent accountants make selective tests of company procedures and controls, it is neither practicable nor necessary for them to scrutinize all of the company's transactions. The auditors' report appears with the financial statements. The ultimate responsibility for the company's financial statements remains with management; the auditors' responsibility is to express their opinion on the overall financial statement presentation.






                              CERTAIN TRANSACTIONS

     On February 1, 2000, PEC issued a total of 10,000,000 shares to three people for $.0002 per share. Claud Anderson Ed.D. Revocable Trust, was issued 4,900,000 of those shares. Kemet Investment Limited Partnership, of which Dr. Walter P. Lomax, Chairman of the Board of Directors of PEC, and W. Thomas Lomax, Vice President, Secretary and a director of PEC, are partners, purchased 4,900,000 shares. Richard Sheriff, a key employee of PEC, was issued 200,000 shares.

On May 1, 2000, PEC entered into an agreement to purchase the aquaculture facility located in Hurlock, Maryland. Richard Sheriff, Manger of National Operations and a shareholder of PEC, is an owner of that facility. On February 17, 2000, PEC entered into an employment agreement with Mr. Sheriff.

On March 1, 2000, PEC entered into a license agreement with Mr. Sheriff to allow PEC to utilize a patent owned by Mr. Sheriff relating to aquaculture tanks.

                             ADDITIONAL INFORMATION

     PEC has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the Common stock offered hereby. This prospectus omits certain information contained in the registration statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the company and the securities, reference is hereby made to the Registration Statement and such exhibits filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street , N.W., Washington, D.C. 20549. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of the prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Registration Statement. The address of the SEC's World Wide Web site is http://www.sec.gov.

     Statements contained in this prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respect by such reference.

     We are not currently a reporting company under the Securities and Exchange Act of 1934, and therefore we have not filed any reports with the Securities and Exchange Commission. Upon completion of this offering we intend to register under the Securities Act, and will be required to furnish to our security holders annual reports containing audited reports containing audited financial statements reported on by independent auditors, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

Until , all dealers that effect transaction in the securities whether or not participating in this offering , may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.     Indemnification of Directors and Officers

The Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;

INSURANCE. - (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation including those absorbed in a consolidation of merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Article XI of PEC's by laws provides that PEC will hold harmless and will indemnify all officers, directors, employees and agents of the Company against all expense, liability and loss reasonably incurred or suffered by such person in its connection as such with the Company. PEC shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person (except against the Company) only if such proceeding was authorized by the Company's Board of Directors.

If a claim under the above paragraph is not paid in full by PEC within 30 days after a written claim has been received by PEC, the claimant may at anytime thereafter bring suit against the Company to recover the unpaid amount of the claim. If the claimant is successful, it is entitled to be paid the expense of prosecuting such claim, as well.

Notwithstanding any limitations in other sections of the By-laws, PEC will, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify any and all persons whom it has the power to indemnify against any and all of the expense, liabilities and loss, and this indemnification shall not be deemed exclusive of any other rights to which the indemnities may be entitled under any By-law, agreement, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons.

PEC may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Item 25.  Expenses of Issuance and Distribution

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:


          Escrow Fee....................................$  1,000.
           Securities and Exchange Commission
           Registration Fee.............................$  5,280.
          Legal Fees....................................$ 75,000.
          Accounting Fees...............................$  9,000.
          Printing and Engraving....................... $  1,500.
          Blue Sky Qualification Fees and Expenses......$  5,000.
          Miscellaneous.................................$  2,000.
          Transfer Agent Fee............................$  2,000.

TOTAL...................................................$100,780.


Item 26.  Recent Sales of Unregistered Securities

  On February 1, 2000, PEC issued a total of 10,000,000 shares of common stock to three people at $.0002 per share. Kemet Investment Limited Partnership purchased 4,900,000 shares, Claud Anderson Ed.D Revocable Trust purchased 4,900,000 shares, and Richard L. Sheriff purchased 200,000 shares in this offering.

This offering was conducted pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

EXHIBITS

Item 27.

 3.1    Certificate of Incorporation.

 3.2    By-Laws.

 4.1    Specimen Certificate of Common Stock.

 5.0    Opinion of Counsel.

23.0    Accountant's Consent to Use Opinion.

23.1    Counsel's Consent to Use Opinion.

99.0    Escrow Agreement.

Item 28.

UNDERTAKINGS

     The registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Chalfont, State of Pennsylvania on June 13, 2000.




                        POWERNOMICS ENTERPRISE CORPORATION



BY:                     /s/ CLAUD ANDERSON
                        ------------------
                        Claud Anderson, Ed.D. President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ WALTER P. LOMAX, JR.
------------------------
Walter P. Lomax, Jr., M.D.          Dated June 12, 2000
Chairman of the Board


/s/ CLAUD ANDERSON
------------------
Claud Anderson, Ed.D                Dated June 13, 2000
President, Director



/S/ W. THOMAS LOMAX
-------------------
W. Thomas Lomax,                    Dated June 12, 2000
Vice President, Treasurer
Secretary, Director


/s/ PAIGE S. ANDERSON
---------------------
Paige S. Anderson                   Dated June 13, 2000
Vice President, Director


/S/ MICHAEL D. TRAINA
---------------------
Michael D. Traina                   Dated June 12, 2000
Director

                       POWERNOMICS ENTERPRISE CORPORATION


                          (A development stage company)















                              FINANCIAL STATEMENTS
                               FOR THE PERIOD FROM
        NOVEMBER 18, 1999 (Date of Incorporation) THROUGH APRIL 30, 2000
                                       AND
                          INDEPENDENT AUDITORS' REPORT

                       POWERNOMICS ENTERPRISE CORPORATION

                          (A DEVELOPMENT STAGE COMPANY)










                                TABLE OF CONTENTS
                                -----------------


                                                                         PAGE
                                                                         ----

         INDEPENDENT AUDITORS' REPORT                                     F-2
         ----------------------------

         FINANCIAL STATEMENTS
         --------------------

                    Balance Sheet                                         F-3

                    Statement of Operations                               F-4

                    Statement of Stockholders' Equity (Deficit)           F-5

                    Statement of Cash Flows                               F-6

         NOTES TO FINANCIAL STATEMENTS                            F-7 to F-11
         -----------------------------

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Board of Directors of
Powernomics Enterprise Corporation

We have audited the accompanying balance sheet of Powernomics Enterprise Corporation (the "Company"), a development stage company, as of April 30, 2000 and the related statements of operations, stockholders' equity (deficit), and cash flows for the period November 18, 1999 (date of incorporation) through April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Powernomics Enterprise Corporation as of April 30, 2000 and the results of its operations and its cash flows for the period November 18, 1999 (date of incorporation) through April 30, 2000 in conformity with generally accepted accounting principles.


                                               /s/ Ahearn, Jasco + Company, P.A.
                                               ---------------------------------
                                               AHEARN, JASCO + COMPANY, P.A.
                                               Certified Public Accountants

Pompano Beach, Florida
May 25, 2000



                       POWERNOMICS ENTERPRISE CORPORATION
                          (A development stage company)
                                  BALANCE SHEET
                                 APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------






                                     ASSETS
                                     ------

CURRENT ASSETS:
   Cash and cash equivalents                                          $ 100,051
   Accounts receivable                                                    2,000
   Prepaid expenses                                                      11,390
                                                                      ---------

          TOTAL CURRENT ASSETS                                          113,441

DEFERRED OFFERING COSTS                                                  75,000
                                                                      ---------

          TOTAL                                                       $ 188,441
                                                                      =========



                 LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)
                 ---------------------------------------------

ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                 $  65,987
                                                                      ---------

NOTE PAYABLE - RELATED ENTITY                                           142,000
                                                                      ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
   Common stock, $0.0001 par value; 50,000,000 shares
    authorized; 10,000,000 shares issued and outstanding                  1,000
   Additional paid-in capital                                             1,000
   Deficit accumulated during the development stage                     (21,546)
                                                                      ---------

          STOCKHOLDERS' EQUITY (DEFICIT), NET                           (19,546)
                                                                      ---------

          TOTAL                                                       $ 188,441
                                                                      =========







                       See notes to financial statements.


                       POWERNOMICS ENTERPRISE CORPORATION
                          (A development stage company)
                             STATEMENT OF OPERATIONS
      FROM NOVEMBER 18, 1999 (date of incorporation) THROUGH APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





REVENUE                                                            $       --

GENERAL AND ADMINISTRATIVE EXPENSES                                      21,546
                                                                   ------------

          LOSS BEFORE INCOME TAX PROVISION                              (21,546)

PROVISION FOR INCOME TAXES                                                 --
                                                                   ------------

          NET LOSS                                                 $    (21,546)
                                                                   ============



PER SHARE AMOUNTS:
   Net loss per common share outstanding,
        basic and diluted                                          $    (0.0022)
                                                                   ============


TOTAL COMMON SHARES OUTSTANDING
     AS OF APRIL 30, 2000                                            10,000,000
                                                                   ============














                       See notes to financial statements.



                       POWERNOMICS ENTERPRISE CORPORATION
                          (A development stage company)
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
      FROM NOVEMBER 18, 1999 (date of incorporation) THROUGH APRIL 30, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------








                                                Common    Additional     Deficit     Total
                                                Stock      Paid-in     Accumulated
                                                           Capital     during the
                                                                       Development
                                                                          Stage
                                               ---------------------------------------------

STOCKHOLDERS' EQUITY, November 18, 1999          $   --     $   --     $   --      $   --

Sale of 10,000,000 shares of common stock           1,000      1,000       --         2,000

Net loss for the initial period ended
   April 30, 2000                                    --         --      (21,546)    (21,546)
                                                 --------   --------   --------    --------

STOCKHOLDERS' EQUITY (DEFICIT), April 30, 2000   $  1,000   $  1,000   $(21,546)   $(19,546)
                                                 ========   ========   ========    ========















                       See notes to financial statements.




                       POWERNOMICS ENTERPRISE CORPORATION
                          (A development stage company)
                             STATEMENT OF CASH FLOWS
      FROM NOVEMBER 18, 1999 (date of incorporation) THROUGH APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------








CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                           $ (21,546)
   Items not affecting cash flow from operations:
     Accounts receivable                                                 (2,000)
     Prepaid expenses                                                   (11,390)
     Accrued expenses                                                    15,987
                                                                      ---------

          NET CASH USED IN OPERATING ACTIVITIES                         (18,949)
                                                                      ---------


CASH FLOWS FROM INVESTING ACTIVITY:
   Deferred offering costs paid in cash                                 (25,000)
                                                                      ---------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Related party borrowings                                             142,000
   Sales of common stock                                                  2,000
                                                                      ---------

          NET CASH PROVIDED BY FINANCING ACTIVITIES                     144,000
                                                                      ---------


          CASH BALANCE AS OF APRIL 30, 2000                           $ 100,051
                                                                      =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                             $    --
                                                                      =========
   Cash paid for income taxes                                         $    --
                                                                      =========










                       See notes to financial statements.

                       POWERNOMICS ENTERPRISE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
 FOR THE PERIOD NOVEMBER 18, 1999 (DATE OF INCORPORATION) THROUGH APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

      GENERAL
      -------
               Powernomics Enterprise Corporation (the "Company") was incorporated in the State of Delaware on November 18, 1999. The Company is a development stage enterprise engaged in developing its business plan, and acquiring assets to begin its business operations. The financial statements and notes are the representation of the Company's management, which is responsible for their integrity and objectivity. The accounting policies of the Company are in accordance with generally accepted accounting principles and conform to the standards applicable to development stage companies.

      DEVELOPMENT STAGE OPERATIONS, AND GOING CONCERN CONSIDERATIONS
      --------------------------------------------------------------
               The Company's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company is in its development stage. Management recognizes that the Company must generate capital and revenue resources to enable it to continue operations. Management is planning to obtain additional capital through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company obtaining additional equity capital and ultimately achieving profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying consolidated financial statements will be materially affected.

      USE OF ESTIMATES
      ----------------
               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      DEFERRED OFFERING COSTS
      -----------------------
               Deferred offering costs, which were incurred in anticipation of the Company filing a registration statement for the sale of its common stock, are being deferred until the stock offering is complete.

      ORGANIZATION COSTS AND START-UP EXPENSES
      ----------------------------------------
               In accordance with SOP 98-5, "Reporting on the Costs of Start-up Activities", organization costs and start-up expenditures are being expensed as incurred.

      FAIR VALUE OF FINANCIAL INSTRUMENTS
      -----------------------------------
               Cash and accounts payable are reflected in the financial statements at cost, which approximates fair market value because of the short-term maturity of those instruments.

                       POWERNOMICS ENTERPRISE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
 FOR THE PERIOD NOVEMBER 18, 1999 (DATE OF INCORPORATION) THROUGH APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------

      INCOME TAXES
      ------------
               The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.
               Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. State minimum taxes and franchise taxes are expensed as paid.

      NET LOSS PER SHARE
      ------------------
               The Company follows the provisions of SFAS No. 128, "Earnings per Share," which requires companies with complex capital structures or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as previously prescribed by Accounting Principles Board of Opinion No. 15, "Earnings per Share."

      CASH AND CASH EQUIVALENTS
      -------------------------
               Cash and cash equivalents, if any, include all highly liquid debt instruments with an original maturity of three months or less at the date of purchase.

      STATEMENT OF COMPREHENSIVE INCOME
      ---------------------------------
               A statement of comprehensive income has not been included, per SFAS No. 130, "Reporting Comprehensive Income", as the Company has no items of other comprehensive income.

      NEW ACCOUNTING PRONOUNCEMENTS
      -----------------------------
               In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No.
      137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000. The Company must adopt this standard no later than January 1, 2001. The Company does not expect the adoption of this standard to have a material impact on results of operations, financial position or cash flows.

                       POWERNOMICS ENTERPRISE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
 FOR THE PERIOD NOVEMBER 18, 1999 (DATE OF INCORPORATION) THROUGH APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




NOTE 2 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
-------------------------------------------------


               Accounts payable and accrued liabilities at April 30, 2000 consist of the following:


  Accounts payable                                                $ 3,237
  Accrued liabilities:
     Legal fees - deferred offering costs                          50,000
     Payroll and related obligations                                3,750
     Professional fees                                              9,000
                                                              ------------

            Total                                                $ 65,987
                                                              ============



NOTE 3 - NOTE PAYABLE, RELATED ENTITY
-------------------------------------

               The Company, from time-to-time through April 30, 2000, received working capital advances from a shareholder, Kemet Investments Ltd. Partnership ("Kemet"). These advances totaled $142,000 at April 30, 2000. These advances were initially non-interest bearing, and due on demand.
               On May 9, 2000, a formal line-of-credit agreement was entered into between the Company and Kemet, with the following terms: credit available of $500,000; 10% fixed rate of interest, payable quarterly; maturing May 1, 2005; and secured by substantially all assets of the Company. The advances described above were transferred to the line-of-credit effective May 9, 2000, and are therefore, in accordance with the terms of the credit agreement, classified as long-term on the accompanying balance sheet.



NOTE 4 - STOCKHOLDERS' EQUITY (DEFICIT)
---------------------------------------

               The Company was duly organized on November 18, 1999 under the laws of the State of Delaware, and has authorized stock of 50,000,000 shares of common at $0.0001 par value. In February 2000, the Company issued 10,000,000 shares through subscription agreements for its common stock, and obtained working capital loans from a shareholder (see Note 3 above).
               The amounts due under the subscription agreements were collected by the Company in May 2000; consequently, this amount has been presented as a current asset on the accompanying balance sheet.

                       POWERNOMICS ENTERPRISE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
 FOR THE PERIOD NOVEMBER 18, 1999 (DATE OF INCORPORATION) THROUGH APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




NOTE 5 - RELATED PARTY TRANSACTIONS
-----------------------------------

      RELATED PARTY PAYABLES
      ----------------------
               Accrued salaries, and amounts due for expenses incurred, are owed by the Company to various officers and shareholders. The amounts owed totaled $6,987 at April 30, 2000.

      OFFICE FACILITIES
      -----------------
               Office space is provided by a shareholder of the Company at no charge. The value of this accommodation to the Company is minimal.



NOTE 6 - INCOME TAXES
---------------------

               A summary of the provision for income taxes for the period ended April 30, 2000 is as follows:


Currently payable                                       $         --
Deferred benefit                                               8,550
Less:  Valuation allowance                                    (8,550)
                                                        --------------

          Provision for income taxes                    $         --
                                                        ==============


               Net deferred tax assets at April 30, 2000 are as follows:


Available net operating loss carryovers                 $       4,900
Expenses not currently deductible for taxes                     3,650
Less:  Valuation allowance                                    (8,550)
                                                        --------------

          Net deferred tax assets                       $         --
                                                        ==============


               The Company has used an estimated federal tax rate of 34% and a net effective state tax rate of 6% for all deferred tax computations. There are no significant deferred tax liabilities. The Company has recorded a valuation allowance in accordance with the provisions of SFAS No. 109 to reflect the estimated amount of deferred tax assets that may not be realized.
               The Company has available tax net operating carryovers ("NOLs") as of April 30, 2000 of approximately $12,201. The NOL's will expire beginning in 2020. Certain provisions of the tax law may limit the NOL carryfowards available for use in any given year in the event of a significant change in ownership interest.

                       POWERNOMICS ENTERPRISE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
 FOR THE PERIOD NOVEMBER 18, 1999 (DATE OF INCORPORATION) THROUGH APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





NOTE 7 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

      DEPOSITS FOR SITE PLANS AND ENVIRONMENTAL STUDIES
      -------------------------------------------------
               The Company has paid certain fees to consultants to complete an environmental impact study and a site plan for a proposed Company facility on an identified piece of real estate in Inglewood, California. These fees are recorded on the accompanying balance sheet as prepaid expenses. The fees will be reclassified into the cost of the real estate upon the successful completion of the project, or expensed if the project is abandoned.

      LITIGATION, CLAIMS, AND ASSESSMENTS
      -----------------------------------
               In the ordinary course of business, the Company is exposed to various claims, threats, and legal proceedings. In management's opinion, the outcome of such matters, if any, will not have a material impact upon the Company's financial position and results of operations.



NOTE 8 - NET LOSS PER COMMON SHARE
----------------------------------

               Net loss per common share outstanding, as shown on the statement of operations, is based on the number of common shares outstanding at the balance sheet date. Weighted average shares outstanding was not computed since it would not be meaningful in the circumstances, as all shares issued during the period from incorporation through April 30, 2000 were for initial capital and were issued to just three shareholders. The Company has no common stock equivalents. Therefore, the total shares outstanding as of April 30, 2000 was deemed to be the most relevant number of shares to use for purposes of this disclosure.



NOTE 9 - SUBSEQUENT EVENT
-------------------------

               On May 1, 2000, the Company entered into an agreement to purchase certain real estate in Hurlock, Maryland, as well as specified equipment and furnishings, for $950,000. A cash payment of $95,000 was made on May 1, 2000, and the balance of $855,000 is due on or before December 31, 2000.

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